UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2013

Einstein Noah Restaurant Group, Inc.

(Exact name of registrant as specified in its charter)

001-33515

(Commission File Number)

Delaware	13-3690261
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

555 Zang Street, Suite 300, Lakewood, Colorado	80228
(Address of principal executive offices)	(Zip Code)

(303) 568-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation Of Direct Financial Obligation Or An Obligation Under An Off-Balance Sheet Arrangement Of A Registrant.

On March 4, 2013, Einstein Noah Restaurant Group, Inc. (the “Company”), entered into an interest rate swap with Compass Bank (the “Bank”) pursuant to an ISDA Master Agreement in customary form. The Company entered into the interest rate swap transaction to mitigate the Company’s floating rate interest risk on $50 million of our total outstanding debt under our amended and restated credit facility dated as of December 6, 2012. The interest rate swap has an effective date of March 7, 2013 and a termination date of March 7, 2015. The Company is required to make certain floating payments based on a LIBOR rate calculated on an initial notional amount of $50 million, in exchange for receiving fixed rate payments to the Bank for the same initial $50 million notional amount. The interest rate swap transaction effectively fixes the annual interest rate payable on $50 million of the Company’s total outstanding debt at 0.395%, plus an Applicable Margin rate ranging from 2.5% to 4.0%. Notwithstanding the terms of the interest rate swap transaction, the Company is ultimately obligated for all amounts due and payable under the credit facility. The Company may enter into additional swap transactions in the future from time to time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EINSTEIN NOAH RESTAURANT GROUP, INC.

Date: March 7, 2013	/S/ EMANUEL P.N. HILARIO
Emanuel P.N. Hilario
Chief Financial Officer